FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-09

----- Original Message -----

From:  WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At:  09/27/16 13:38:30

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-NXS6 - PUBLIC NEW ISSUE **PRICE GUIDANCE** $650.182 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS:  WELLS FARGO SECURITIES, LLC AND UBS SECURITIES LLC

CO-MANAGERS:  ACADEMY SECURITIES, INC. AND NATIXIS SECURITIES AMERICAS LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/MDYS/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	GUID
A-1	AAAsf/Aaa(sf)/AAA	27.042	30.000%	2.56	40.5%	15.1%	+38A
A-2	AAAsf/Aaa(sf)/AAA	115.788	30.000%	4.87	40.5%	15.1%	+58-60
A-3	AAAsf/Aaa(sf)/AAA	150.000	30.000%	9.20	40.5%	15.1%	Not Avail
A-4	AAAsf/Aaa(sf)/AAA	206.019	30.000%	9.73	40.5%	15.1%	+110-112
A-SB	AAAsf/Aaa(sf)/AAA	31.139	30.000%	6.98	40.5%	15.1%	+102-104
A-S	AAAsf/Aa3(sf)/AAA	48.267	23.625%	9.92	44.2%	13.9%	+140-145
B	AA-sf/NR/AA+	35.964	18.875%	9.92	47.0%	13.1%	+165-170
C	A-sf/NR/A+	35.963	14.125%	9.92	49.7%	12.3%	+260-270

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/MDYS/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/NR/AAA	43.535	N/A	N/A	N/A	N/A
D	BBB-sf/NR/BBB	43.535	8.375%	9.93	53.1%	11.6%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$757,126,953
NUMBER OF LOANS:	50
NUMBER OF PROPERTIES:	63
WA CUT-OFF LTV:	57.9%
WA BALLOON LTV:	52.2%
WA U/W NCF DSCR:	2.02x
WA U/W NOI DEBT YIELD:	10.6%
WA MORTGAGE RATE:	4.326%
TOP TEN LOANS %:	57.7%
WA REM TERM TO MATURITY (MOS):	107
WA REM AMORTIZATION TERM (MOS):	346
WA SEASONING (MOS):	4

LOAN SELLERS:	NATIXIS(61.0%), SPREF(16.5%), UBSAG(15.8%), WFB(6.7%)

TOP 3 PROPERTY TYPES:	OFFICE (27.1%), RETAIL (26.9%), MIXED USE (16.4%)

TOP 5 STATES:	NY(31.5%), CA(10.3%), NJ(9.7%), FL(6.5%), PA(6.1%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	CWCAPITAL ASSET MANAGEMENT LLC

DIRECTING CERTIFICATEHOLDER:	AN ENTITY MANAGED BY ELLINGTON MANAGEMENT GROUP, LLC OR AN AFFILIATE THEREOF

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	THURS 9/22
PRESALE REPORTS	WED 9/21 AND THURS 9/22
ANTICIPATED PRICING:	WEEK OF 9/26
ANTICIPATED SETTLEMENT:	OCTOBER 13, 2016

ROADSHOW
HARTFORD, BREAKFAST:	WED, 9/21 @ 8:30AM ET, MAX'S DOWNTOWN
MINNEAPOLIS, BREAKFAST:	WED, 9/21 @ 7:30AM CT, THE GRAND HOTEL
BOSTON, LUNCH:	WED, 9/21 @ 12:00PM ET, THE LANGHAM
DES MOINES, LUNCH:	WED, 9/21 @ 1:30PM CT, THE DES LUX HOTEL
NEW YORK 1x1's:	THURS, 9/22

CONFERENCE CALLS:	UPON DEMAND
PRE-RECORDED GLOBAL INVESTOR CALL:	WWW.NETROADSHOW.COM
REVIEW CODE:	WFCMNXS6
FINAL LINK:	www.netroadshow.com/nrs/wp/default.html?show=017AB0

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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